POST MERGER AGREEMENT

This agreement (the “Post Merger Agreement”) dated September 14, 2009 is between Penny Green (“Green”), Bacchus Entertainment Ltd. (“BEL”), Bacchus Filings Inc. (“BFI”) and On4 Communications, Inc. (“On4 Pubco”) and  gives effect to and amends certain obligations and transactions contemplated by the merger agreement between Sound Revolution Inc. (“Sound Revolution”) and On4 Communications, Inc. (“On4 Priveco”) dated March 12, 2009 as amended on April 7, 2009 (the "Merger Agreement").

WHEREAS:

A.
Pursuant to the Merger Agreement, Sound Revolution Inc. and On4 PriveCo merged into one corporation effective May 1, 2009  (the “Merger”) by filing a Certificate of Merger with the Delaware Secretary of State, and the surviving entity was On4 Pubco;

B.	The Merger Agreement contemplated, among other things, the following post merger actions:
•	$150,000 would be raised by On4 Pubco and paid to Green as repayment of debt owed to her or BEL;
•	After the $150,000 was paid, the following would take place:
o
Charity Tunes Inc. (“Charity Tunes”), a wholly owned subsidiary of Sound Revolution, would be sold to BFI, in consideration for which BFI would assume all loans owing by Sound Revolution to Green and BEL; and

o	Green and BEL would cancel certain securities they would hold in On4 Pubco;

C.
Consequent to the Merger, On4 Pubco was unsuccessful in raising sufficient capital to pay the full $150,000 to Green ($50,000 was paid), and therefore the sale of Charity Tunes to BFI and the cancellation of shares as contemplated never took place; and

D.	On4 Pubco wishes to continue to own Charity Tunes as a wholly owned subsidiary and to continue to develop the business of Charity Tunes.

NOW THEREFORE the parties hereby agree as follows:

1.	Ownership of Charity Tunes

1.1	The parties agree that Charity Tunes shall remain a wholly owned subsidiary of On4 Pubco and shall not be sold to BFI.

1.2	BFI and Green hereby relinquish any and all rights they had, jointly or individually, to acquire Charity Tunes.

1.3	On4 Pubco hereby releases and forever discharges BFI and Green from any obligations they had, jointly or individually, to acquire Charity Tunes.

1.4	BFI and Green hereby release and forever discharge On4 Pubco from the payment of the $100,000 that remains unpaid by On4Pubco to BFI or Green pursuant to the Merger Agreement.

2.	Cancellation of Shares & Debt Repayment

2.1
As of the date of this agreement, US$450,000 remains owing and outstanding by On4 Pubco to Green or BEL.  Upon the repayment by On4 Pubco to Green of a minimum of $75,000 of the US$450,000 debt owed by On4 Pubco to Green or BEL, BEL shall immediately  cancel 52,180,723 common shares it holds in the capital stock of On4 Pubco (“BEL Cancellation Shares”) by submitting share certificates, duly endorsed for cancellation, to On4 Pubco and Green shall immediately cancel 43,208 common shares she holds in the capital stock of On4 Pubco (“Green Cancellation Shares”) by submitting share certificates, duly endorsed for cancellation, to On4 Pubco.

2.2
If by June 30, 2010, Charity Tunes has not been successful in generating revenue of at least US$500,000, then all monies that were owing to Green or BEL by On4 Pubco as of the date of this agreement shall, on June 30, 2010 be forgiven and no longer owed by On4 Pubco, whereon Green and BEL will release and forever discharge On4 Pubco from all remaining debt owned by On4 Pubco to Green or BEL.  No payments shall be due and no interest shall accrue on these amounts up to and including until June 30, 2010.

2.2
Green and BEL hereby agree that they will not, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any BEL Cancellation Shares or Green Cancellation Shares or any securities convertible into or exchangeable or exercisable for BEL Cancellation Shares or Green Cancellation Shares, or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of BEL Cancellation Shares or Green Cancellation Shares, whether any such swap or transaction is to be settled by delivery of stock or other securities, in cash or otherwise.

3.	GENERAL PROVISIONS

3.1
Further Assurances. Each of the parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other parties hereto may reasonably require from time to time for the purpose of giving effect to this agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this agreement.

3.2
Counterparts.  This agreement may be signed in counterparts and each such counterpart shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

3.3	Time. Time is of the Essence to this Agreement.

IN WITNESS WHEREOF the parties have executed this agreement as of the day and year first written above.

On4 Communications, Inc.
Per:	and Per:
/s/ Cameron Robb	/s/ Penny Green
Cameron Robb, Director	Penny Green, President

Penny Green
/s/ Penny Green

Bacchus Filings Inc.	Bacchus Entertainment Ltd.
Per:	Per:
/s/ Penny Green	/s/ Penny Green
Penny Green, President & CEO	Penny Green, President & CEO

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